TECHNOLOGY DEVELOPMENT SERVICE CONTRACT
技术开发服务合同

Whereas:鉴于

1）Pop Culture Group Co., Ltd (hereinafter referred to as "party A"), a NASDAQ listed company who focusing on hip-hop culture and future digital technology, plans to carry out the Metaverse platform layout on the themes of martial arts and street dance, and intends to entrust Party B to carry out the platform planning, design, platform framework and related system development;
普普文化集团有限公司，一家专注于嘻哈文化及未来数字科技的纳斯达克上市公司（以下简称“甲方”），拟就武侠、舞侠等主题进行元宇宙平台布局，并有意委托乙方进行平台的策划、设计与平台框架及相关系统的开发工作；

2）New continental Technology Inc. (hereinafter referred to as "Party B"), a company specializing in network technology development, intends to accept the entrustment of Party A to undertake relevant network technology development work.
New Continental Technology Inc.，一家专注于网络技术开发的公司（以下简称“乙方”），有意接受甲方委托，承担相关网络技术开发工作。

Through friendly negotiation, Party A and Party B have reached this service contract on the basis of win-win cooperation and mutual trust on the development and cooperation of network platform technology.
甲乙双方经友好协商一致，本着合作共赢，相互信任的基础，就网络平台技术开发合作事宜，达成本服务合同。

1. Contents of Cooperation 合作内容

1.1 According to the requirements of Party A(See Appendix I for details.), Party B shall make overall planning and design for the layout of the Metaverse platform on the theme of martial arts and street dance to be developed by Party A.
乙方根据甲方的要求(具体详见附录一)，对甲方拟开发的武侠、舞侠为主题的元宇宙平台布局进行整体策划设计；

1.2 According to the overall layout plan confirmed by Party A, Party B develops and designs the platform framework, spatial architecture and role creation system, NFT trading system, social interaction system and other subsystems.
乙方根据经甲方确认的整体布局方案，进行平台框架、空间架构及角色创建、NFT交易系统、社交互动系统等子系统的开发设计；

1.3 Party B shall provide Party A with technical training for the platform and system it has developed.
乙方对其开发完成的平台及系统，为甲方提供技术培训。

1.4 Period of Development: February 10,2022 to December 31,2022

开发期限：2022年2月10日-2022年12月31日

2. Implementation Steps 实施步骤

2.1 Development Team Formation 开发团队组建

As required by Party A, Party B shall set up a creative planning team and development team and form the overall project implementation team together with Party A's designated personnel. The qualification, resume and development experience of Party B's team shall be able to match the project needs and report to Party A for Party A's approval.

根据甲方开发需求，乙方组建创意策划团队、开发团队人员，与甲方指定人员共同组成整体项目实施团队。乙方团队相关人员资质、履历及开发经验等必须能够匹配项目的需求，并报甲方取得甲方认可。

2.2 Early Creative Planning 前期创意策划

Party B's creative team and Party A's relevant personnel shall have in-depth communication with the development needs, conceive the development plan and development content matching party A's development direction in combination with the industrial development, and report to Party A for review and confirmation.

乙方创意团队与甲方相关人员，深入沟通开发需求，结合产业发展方向，构思与甲方发展方向相匹配的开发方案与开发内容，并报甲方审阅确认

2.3 Design and Development and Implementation 设计与开发实施

Party B's developer shall organize and implement the specific development of each individual commodity according to the overall development plan and individual development direction of both parties. The visual image and confirmation of each individual commodity shall timely communicate with Party A and carry out relevant tests as required.

乙方开发人员根据双方确认的整体开发方案及个体开发方向，组织实施各单项商品的具体开发工作，各个单项商品的视觉形象等需与甲方及时进行交流确认，并根据需要进行相关测试工作。

2.4 Review and Acceptance of Development Results 开发成果的审阅与验收

After Party B develops and completes part of the individual commodity or the whole project and passes the relevant tests, it shall deliver it to Party A for acceptance and confirmation, after Party A confirms that it is qualified, the delivery can be completed.

乙方开发完成部分单项商品或整体项目，并进行相关测试合格后，需交付甲方进行验收确认，甲方确认合格后方可交付

3. Contract Fees and Payments 合同费用及支付

3.1 The total estimated development fee of this project is USD4,600,000.00. If Party A increases or adjusts the development demand, Party B has the right to require an increase in the technical service fee.

本项目预计开发费用总金额为美元肆佰陆拾万元整（USD4,600,000.00）。如因甲方增加或调整开发需求，乙方有权要求增加技术服务费用。

3.2 Payment Method of Development Expenses:开发费用的支付办法

3.2.1 Within 30 days after the signing of this Contract, Party A shall pay the amount of USD2,300,000.00 to Party B, as the advance payment for development expenses.

本合同签订后30日内，甲方支付给乙方美元贰佰叁拾万元整(USD2,300,000.00)，作为开发费用之预付款。

3.2.2 Within 30 days after the completion of the overall project development and the acceptance inspection by Party A, Party A shall pay Party B the development fee of USD2,300,000, or other higher technical service fees to be paid according to the project settlement. Besides, it can also be paid separately according to the acceptance of a single project, and the details shall be negotiated between both parties separately.

整体项目开发完成并经甲方验收合格后30日内，甲方支付给乙方美元贰佰叁拾万元整（USD2,300,000.00）之开发费用，或根据项目实际结算需支付的其他更高的技术服务费；也可根据部分项目验收情况进行单项支付，具体由双方另行协商。

3.3 Collection Account Number of Party B 乙方收款账号

Account name: HY INTERNATIONAL GROUP NEW YORK INC.
Company address: 800 3rd Ave, Ste.2800, New York, NY10022
Bank of deposit: Chase Bank
Bank address: NEW YORK NY UNITED STATES
US Dollar account: [*]
SWIFT Code: CHASUS33
ABA：021000021

4. Rights and Obligations 权利和义务

4.1 Rights and Obligations of Party A 甲方的权利和义务

4.1.1 Party A shall provide assistance according to the actual needs of this project and the requirements of Party B, and provide relevant materials, data, statements and documents. Party A guarantees that all the materials provided are complete, true and legal.

根据本协议项目的实际需要和乙方的要求提供协助，并提供有关的资料，数据、报表及文档等，甲方保证提供的所有资料完整、真实、合法。

4.1.2 Pay the development fee as agreed herein.按本协议约定支付开发费用

4.1.3 Party A shall actively communicate with the development requirements before starting the project and confirm the art style and program development functions. Ensure that there will be no major changes to the plan in the research and development process for saving time in development and reduce communication and coordination costs.

甲方应在项目启动前主动积极沟通开发需求，确认好美术风格，程序开发功能。确保研发过程中方案不会大的改动，节约开发中的时间，降低沟通协调成本。

4.2 Rights and Obligations of Party B 乙方的权利和义务

4.2.1 Complete the software development stipulated in this contract on time according to the materials provided by Party A or provided by a third party designated by Party A.

按照甲方提供的材料，或由甲方指定的第三方提供的材料，按时完成本合同规定的软件开发工作。

4.2.2 Complete the relevant system development work according to the needs of the commodities.

根据商品的需要完成相关系统开发工作。

4.2.3 Collect development fees according to the contract to ensure the rational use of development funds.

依合同收取开发费用，保证合理使用开发经费。

5. Supplements and Modification and Termination of Contract

合同的补充、变更、终止

If Party A requires to add new functions beyond the contract or agree on specific developed commodities due to the business development, both parties shall separately negotiate and decide unanimously. Both parties shall confirm in writing and sign the other contract, as the attachment of this contract which have the same legal effect as this Contract.

如因业务发展需要甲方需要新增合同以外的新增功能、或对具体开发商品进行详细约定，由双方另行商议并一致决定，双方以书面形式确认，并由双方签字后补充为本合同的附件，与本合同具有同等法律效力。

6. Liability for Breach of Contract 违约责任

6.1 Party A shall pay the development funds to Party B on time according to the progress of the project. Party B has the right to stop the next stage of development work if the payment time is delayed by Party A, and Party B restarts the development of the next stage until Party A pays the development funds. Party B shall not be jointly and severally liable for any delay in the development work caused by the above.

甲方应按项目进展按时向乙方支付开发经费，如因甲方阶段付款时间延误，乙方有权停止下一阶段开发工作，直到甲方支付阶段开发经费，乙方重新启动继续开发下一阶段项目内容。由此造成的开发工作延误，乙方不承担连带责任。

6.2 If Party B fails to carry out the research and development work according to the agreed plan, Party A shall have the right to require it to implement the development plan and take corresponding remedial measures. If Party B fails to implement the research and development plan within 30 days, Party A shall have the right to terminate the contract.

乙方未按约定计划实施研究开发工作的，甲方有权要求其实施开发计划并采取相应的补救措施。乙方逾期 30 天不实施研究开发计划的，甲方有权解除合同。

6.3 Party A shall pay Party B the development fee in time. If party A fails to pay it in time, it shall pay 0.05% late payment penalty on a daily basis of the contract.

甲方应当及时支付乙方开发费，未及时支付的，按日承担合同标的额万分之五的滞纳金。

6.4 If the contract is terminated or terminated due to failure of Party A (not to pay the development fee on time), Party A shall, in addition to paying the development expenses, pay a liquidated damages of 20% of the unpaid development expenses, and Party B shall not refund the development expenses already paid by Party A.

因甲方不及时支付开发费导致合同解除或者终止的，甲方除应支付开发费用外，还应承担未支付开发经费 20%的违约金，对于甲方已经支付的开发费用，乙方不予退返。

6.5 If the contract is terminated due to Party B, Party B shall refund all the fees paid by Party A and pay a liquidated damages of 20% of the amount paid by Party A.

因乙方原因造成合同终止的，乙方应退还甲方已支付所有费用，并按甲方已支付金额 20%承担违约金。

6.6 Both parties shall strictly perform this contract, and either party to breach this contract shall bear the corresponding liability for breach of contract.

双方应严格履行本合同，任何一方违反本合同均应承担相应的违约责任。

7. Others 其他

7.1 Any dispute arising from the performance of this Contract shall be settled by both parties through negotiation. For any dispute that cannot be resolved through negotiation, either party may submit the dispute to the Hong Kong International Arbitration Centre for adjudication.

若在履行本合同的过程中出现争议，双方应通过友好协商的方式解决。对于经协商不能解决的争议，任何一方均可将争议提交到香港国际仲裁中心进行裁决。

7.2 This agreement is made in duplicate, with each party holding one copy, which has the same legal effect.

本协议壹式两份，双方各执壹份，具同等法律效力。

7.3 This Agreement shall come into force upon signature by both parties.

本协议自双方签字之日起生效。

Party A:

authorized representative:

Party B:

authorized representative:

Date: 2022.02.08

附录一　项目技术合作内容

场景开发	场景设计	在影视场景、动画场景内作空间与时间艺术创作，参照主调配置、画面色彩、光影构造，提升整体氛围感和故事感。
	IP 版权	策划注册或购买主流舞侠/街舞系列 IP 版权。
技术支持	全息影像	模拟场景运用全息技术的概念，形成模组、环境的构建，达到真实互动，将技术延伸到舞台表演、展览展示等场景环境中
	动态识别	运用设备检测人脸、人体动作信息，搭建高效率实时传输通道，简历数据采集库及补偿系统并应用到大型交互场景中。
	元素建模	将抽象、定义的环境模组细致拆分到颗粒块，细致化整体场景内的元素，通过实景展现的方式构建三维模型，要求细化模组，可达到自由组件的效果。
	系统引擎	整合自建或购配物理模块、渲染模块、逻辑模块等引擎系统，构建场景平台的自由系统引擎，能支持确保场景平台项目性能优化运行。
	传感交互	适配选用装配或嵌入式传感模型，通过结合体感、环境的传感技术能为元宇宙用户提供各种更加真实有效的体感，具备传感器、数据集成和分析驱动器的软硬件设备。
	数据运算	设计具备支持数据汇聚、数据权限、数据中台、数据资产、数据分析运算能力的框架架构，搭建配置大数据量计算行业方案，输出架构结合性赋能。
	数据安全	搭建物理及软硬件数据信息流数据处理系统，建立网络安全保护措施，提供对场景平台项目数据保护性措施方案。
场景元宇宙	项目整合	将多场景识别、定义、组合、统一与协调到元宇宙场景平台，并使之能自由通信，打破单场景孤岛，要求能在项目领域内达到同步输出输入状态，并承载多场景内容运转。
	虚拟通信	通过对等通信系统联通多项目间源传输完成通信，合理在网络模型间进行封装和解封的数据交换定义，兼容较低层协议内容，并要求保障通信通道顺畅、效率、安全。
	场景系统	完成空间场景控制及多项目纬度结合，实现人与场景内容交互流畅、自然，做到资源合理分配，并要求构建元宇宙项目合理的世界观内容。
	经济系统	构建元宇宙内生产、积累、交易、消费四个部分经济系统环节，实现系统内整体平衡，经济规律循环发展，解决常见自建项目生态内财富过剩、通货膨胀等问题。
	社交系统	定义社交系统及未来发展分析，解决用户认同感、归属感、优越感等需求，在元宇宙项目场景内策划搭建多种社交模型。
	身份系统	策划定义用户在场景元宇宙内身份系统及不同用户识别系统，构建合理平衡的数值体现，结合舞侠/街舞元素定义不同身份及环境场景内的平衡架构方案。

	沉浸式体感方案	通过结合多媒体投影、AR、VR、MR 的软硬件设备在项目内搭建沉浸式体感互动内容，解决多设备间实时性，绝对沉浸式、空间范围突破的技术问题。

Appendix I

Technical cooperation content of the Project

Scene development	Scene design	In the film and television scene, the space and time, animation scene art creation, referring to the main tone configuration, picture color, light and shadow structure, to enhance the overall sense of atmosphere and story sense.
	IP copyright	Plan to register or purchase the mainstream dancer / street dance series IP copyright.
Technical support	Holographic image	The simulated scene uses the concept of holographic technology, to form the construction of the module and the environment, to achieve the real interaction, and to extend the technology to the stage performance, exhibition and other scene environment
	Dynamic identification	Use equipment to detect face and human action information, build a high-efficiency real-time transmission channel, the resume data collection library and compensation system, and apply it to large-scale interactive scenarios.
	Elemental modeling	The abstract and defined environment modules are carefully divided into granular blocks, the elements in the overall scene are carefully refined, and the 3 D model is built through real scene display. The refined module can achieve the effect of free components.
	System engine	Integrating self-built or purchased physical modules, rendering module, logic module and other engine systems to build the free system engine of the scene platform can support the project performance optimization of the scene platform.
	Sensing interaction	Suitable for the assembly or embedded sensing model, through the combination of body sensing, environment sensing technology can provide metaverse users with a variety of more real and effective motion sensing, with sensors, data integration and analysis drive software and hardware equipment.
	Data operation	Design a framework architecture that supports data aggregation, data permission, data center, data assets, data analysis and computing

		capabilities, build and configure large data volume computing industry solutions, and combine output architecture with performance capabilities.
	Data security	Build a physical, hardware and software data information flow data processing system, establish network security protection measures, and provide data protection measures for scenario platform projects.
Scene Metaverse	Project integration	Multi-scene identification, definition, combination, unification and coordination to the meta-cosmic scene platform, and make it can be used to freely communicate, break the single scene island, it is required to achieve synchronous output and input state in the project field, and carry multi-scene content operation.
	Virtual communication	Complete the communication through the multi-project source transmission of the peer communication system, packaging and sealing the data exchange definition between the network models reasonably, compatible with the lower-level protocol content, and requires the smooth, efficiency and security of the communication channel.
	Scene system	Complete the spatial scene control and the combination of multi-project latitude, realize the smooth and natural interaction between human and scene content, achieve a reasonable allocation of resources, and require the construction of a reasonable world view content of the metaverse project.
	Economic system	To construct the four parts of production, accumulation, trading and consumption in the metaverse, to realize the overall balance within the system, the circular development of economic laws, and to solve the problems of wealth surplus and inflation in the ecology of common self-built projects.
	Social system	Define the social system and future development analysis, solve the needs of users' sense of identity, belonging and superiority, and plan

		and build a variety of social models in the metaverse project scenario.
	Identity system	Plan and define the user identity system and different user identification systems in the scene meta-universe, build a reasonable and balanced numerical embodiment, and define the balance architecture scheme of different identities and environmental scenes combined with the dancer / hip-hop elements.
	Immersive somatosensory scheme	By combining multimedia projection, AR, VR, MR software and hardware and software equipment to build immersive somatosensory interactive content in the project, to solve the technical problems of real-time between multiple devices, absolute immersion and spatial range breakthrough.